UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 29, 2009

ACCELERATED ACQUISITIONS III, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53393	26-2517715
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

122 Ocean Park Blvd.
Suite 307
Santa Monica, CA 90405
Address of Principal Executive Offices
Zip Code

(310) 396-1691
Registrant’s Telephone Number, Including Area Code

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On December 29, 2009, Redell Vincent Napper II and Reynaldo Uballe, Jr. (“Purchasers”) each agreed to acquire 8,500,000 shares of the Company’s common stock par value $0.0001 (17,000,000 shares in the aggregate) for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,750,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, each of Messrs. Napper and Uballe owned 46.57% of the Company’s 18,250,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6.86% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Messrs. Napper and Uballe were simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchasers used their working capital to acquire the Shares. The Purchasers did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchasers were not affiliated with the Company. However, the Purchasers will be deemed affiliates of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the shares by the Purchasers was completed pursuant to written Subscription Agreements with the Company. The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

Concurrent with the sale of the shares, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “CLS Capital Group, Inc.”.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On December 29 2009, concurrent with the consummation of the share purchase by the Purchasers, Timothy Neher submitted his resignation as President, Secretary and Treasurer and a director of the Company.  The officer and director resignations became effective on that date.  Simultaneously, the Board appointed and elected Redell Vincent Napper II to the office of CEO and treasurer and a director of the Company and Renaldo Uballe, Jr. to the office of COO and Secretary and a director of the Company.

Redell Vincent Napper II became CEO, Treasurer and a director of the Company in December 2009.  Since 2007, he has been a Managing Member of CLS Capital Group, LLC.  From 2003 to the present date, he has also been the Managing Member of Napper Investments, LLC which was involved in the business of purchasing, renovating, leasing and managing residential and commercial real estate.  Mr. Napper attended Ohio Northern University.

Reynaldo Uballe, Jr. became COO, Secretary and a director of the Company in December 2009.  Since March 2008, he has been Managing Member of CLS Capital Group, LLC.  From November 2004 to March 2008, he was Regional Manager for Homeloan USA Corp./ Macloud Financial; from June 2004 to November 2004, he was Branch Manager for Macloud Financial; from June 2002 to June 2004, he was Branch Manager of 1st Metropolitan Mortgage and from August 2000 to June 2002 he was Branch Operator for Pacific Guarantee Mortgage.  Mr. Uballe attended Tiffin University and the University of Toledo.

ITEM 9.01.	EXHIBITS

(d) Exhibits

Number	Description
10.1	Subscription Agreement, dated as of December 29, 2009 by and among Accelerated Acquisitions III, Inc. and Redell Vincent Napper II.

10.2	Subscription Agreement, dated as of December 29,2009 by and among Accelerated Acquisitions III, Inc. and Reynaldo Uballe, Jr.

10.3	Letter dated December 29, 2009, from Accelerated Venture Partners, LLC to Accelerated Acquisitions III, Inc. regarding the tender of shares for cancellation.

10.4	Letter of resignation tendered by Timothy Neher on December 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2009.

ACCELERATED ACQUISITIONS III, INC.

/s/ Redell Vincent Napper II
Redell Vincent Napper II
CEO